Exhibit 99.1
Universal Insurance Holdings Reports First Quarter 2021 Results

•1Q21 total revenue up 11.7% to $262.8 million
•1Q21 direct premiums written up 9.2%
•1Q21 diluted GAAP and non-GAAP1 adjusted earnings per share (“EPS”) of $0.84
•1Q21 combined ratio of 93.1%
•1Q21 margin expansion in excess of 200 basis points
•1Q21 annualized return on average equity of 23.2%

1 Excludes net realized and unrealized gains and losses on investments as well as extraordinary reinstatement premiums and associated commissions (“non-GAAP adjusted EPS”). Reconciliations of GAAP to non-GAAP financial measures are provided in the attached tables.

Fort Lauderdale, Fla., April 28, 2021 – Universal Insurance Holdings (NYSE: UVE) (the “Company”) reported 2021 first quarter diluted EPS of $0.84 on a GAAP and non-GAAP1 adjusted basis. Total revenue was up 11.7% from the year ago quarter to $262.8 million. Margins expanded in excess of 200 basis points, with an annualized return on average equity of 23.2%.

“We are off to a strong start to 2021 with solid first quarter results, including close to 12% top line growth, margin expansion in excess of 200 basis points, and a total annualized return on average equity of 23.2%,” said Stephen J. Donaghy, Chief Executive Officer. “We continue to make progress on our reinsurance program renewal, and were oversubscribed on our first CAT bond in March at rates below the low end of our initial range. We have now completed procurement of our All States first event reinsurance program for UPCIC for the 2021 wind season and will have additional details in May as we finalize the remainder. In addition, we were encouraged earlier this month when the Florida Senate passed Bill 76, which would enable Floridians to have reliable access to property insurance. For a number of years Florida has been a significant outlier compared to the rest of the country when it comes to litigated property claims, which has put significant pressure on the Florida property insurance marketplace. We have not been immune to these market dynamics and during the first quarter we actively reduced our policies in force sequentially and reduced new and renewal policy counts in aggregate this quarter when compared to the first quarter of 2020. That being said, we continue to monitor closely the companion bill in the House (House Bill 305), which has differences from Senate Bill 76.”

Summary Financial Results

($thousands, except per share data)	Three Months Ended March 31,
	2021	2020	Change
(GAAP comparison)
Total revenue	$262,757	$235,275	11.7%
Income (loss) before income taxes	36,351	27,584	31.8%
Income (loss) before income taxes margin	13.8%	11.7%	2.1	pts
Diluted EPS	$0.84	$0.61	37.7%

Annualized return on average equity (ROE)	23.2%	16.1%	7.1	pts
Book value per share, end of period	$14.56	$15.26	(4.6)%

(Non-GAAP comparison)[2]
Adjusted operating income	36,323	35,361	2.7%
Adjusted EPS	$0.84	$0.79	6.3%

[2] Reconciliation of GAAP to non-GAAP financial measures are provided in the attached tables. Adjusted operating income excludes net realized and unrealized gains and losses on investments, interest expense, and extraordinary reinstatement premiums and associated commissions. Non-GAAP adjusted EPS excludes net realized and unrealized gains and losses on investments, as well as extraordinary reinstatement premiums and associated commissions.

Total revenue grew double digits for the quarter driven by primary rate increases from 2020 earning through the book as policies renew and an improvement in the unrealized portion of the investment portfolio, partially offset by the impact of higher reinsurance costs when compared to the first quarter of 2020. Margins expanded more than 200 basis points for the quarter driven by the incremental fall through profit from the top line as previously described, lower losses and LAE and lower operating expenses as a percent of direct premiums earned. GAAP diluted EPS and non-GAAP adjusted EPS results for the quarter were driven by the aforementioned factors, including a benefit from a reduced share count. The Company produced an annualized return on average equity of 23.2%.

Underwriting

($thousands, except policies in force)	Three Months Ended March 31,
	2021	2020	Change
Policies in force (as of end of period)	976,250	910,579	7.2%
Premiums in force (as of end of period)	$1,548,657	$1,340,321	15.5%

Direct premiums written	$365,314	$334,553	9.2%
Direct premiums earned	375,606	325,951	15.2%
Net premiums earned	243,305	220,829	10.2%

Expense ratio[3]	33.9%	32.9%	1.0	pt
Loss & LAE ratio	59.2%	61.2%	(2.0)	pts
Combined ratio	93.1%	94.1%	(1.0)	pt

[3] Expense ratio excludes interest expense.

Direct premiums written were up 9.2% for the quarter, led by direct premium growth of 10.2% in Florida.

On the expense side, the combined ratio improved 1.0 point for the quarter. The improvement was driven primarily by decreased weather, favorable prior year's reserve development, and an increased benefit from our claims adjusting business, partially offset by higher reinsurance costs impact on the ratio and current year strengthening.

•The expense ratio decreased 33 basis points on a direct premiums earned basis due to operating efficiencies, which was more than offset by the impact of increased reinsurance costs on the net ratio, resulting in a 1.0 point increase in the net expense ratio for the quarter.

•The net loss and LAE ratio improved 2.0 points for the quarter. Quarterly drivers include:

◦A 45 basis point net improvement related to no weather events being above plan.

◦Favorable prior year’s reserve development of $1.2 million (adverse development of $4.3 million in 1Q20) resulted in a 2.5 point net improvement for the quarter. Favorable development in the current quarter was driven by ceded recoveries on the Other States reinsurance program.

◦Core losses of $145.2 million ($129.7 million in 1Q20) resulted in a 1.1 point improvement for the quarter on a direct premium earned basis, driven by a benefit from our claims adjusting business, which was more than offset by increased reinsurance costs and less than a point of current year strengthening on a direct basis, which lead to a 1.0 point increase for the quarter on a net basis.

Services

($thousands)	Three Months Ended March 31,
	2021	2020	Change
Commission revenue	$9,126	$7,015	30.1%
Policy fees	5,387	5,540	(2.8)%
Other revenue	1,905	2,782	(31.5)%
Total	$16,418	$15,337	7.0%

Total services revenue increased 7.0% for the quarter. The increase was primarily driven by commission revenue earned on ceded premiums, partially offset by a decrease in new and renewal business policy fees volume and other revenue.

Investments

($thousands)	Three Months Ended March 31,
	2021	2020	Change
Net investment income	$2,986	$6,834	(56.3)%
Realized gains (losses)	542	299	81.3%
Unrealized gains (losses)	(494)	(8,024)	93.8%
NM = Not Meaningful

Net investment income decreased 56.3% for the quarter. The decrease is largely attributable to significantly lower yields on the reinvested portfolio following the sale of a majority of securities in the portfolio that were in an unrealized gain position in the third and fourth quarters of 2020. Unrealized equity losses improved substantially during the quarter when compared to the market volatility seen last March as a result of the COVID-19 pandemic. Total invested assets increased 10.6% to $1.0 billion since year-end 2020.

Capital Deployment

During the first quarter, the Company repurchased approximately 15 thousand shares at an aggregate cost of $245 thousand.

On April 22, 2021, the Board of Directors declared a quarterly cash dividend of 16 cents per share of common stock, payable on May 21, 2021, to shareholders of record as of the close of business on May 14, 2021.

Guidance

The Company is maintaining its guidance for 2021 (assuming no further extraordinary weather events and no realized or unrealized gains in 2021):

•GAAP and Non-GAAP Adjusted EPS in a range of $2.75 - $3.00
•Annualized return on average equity in a range of 17.0% - 19.0%

Conference Call and Webcast

•Thursday, April 29, 2021 at 9:00 a.m. ET
•U.S. Dial-in Number: (855) 752-6647
•International: (503) 343-6667
•Participant code: 4597049
•Listen to live webcast: UniversalInsuranceHoldings.com
•Replay of the call will be available on the UVE website and by phone at (855) 859-2056 or internationally at (404) 537-3406 using the participant code: 4597049 through May 14, 2021

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings (UVE) is a holding company offering property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We sell insurance products through both our appointed independent agents and through our direct online distribution channels in the United States across 19 states (primarily Florida). Learn more at UniversalInsuranceHoldings.com.

Non-GAAP Financial Measures and Key Performance Indicators

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (“SEC”), including adjusted earnings per diluted share, which excludes the impact of the net realized and unrealized gains and losses on investments as well as extraordinary reinstatement premiums and associated commissions. Extraordinary reinstatement premiums are not covered by reinstatement premium protection and attach just below the Florida Hurricane Catastrophe Fund (“FHCF”) reinsurance layer. Adjusted operating income excludes the impact of the net realized and unrealized gains and losses on investments, as well as interest expense and extraordinary reinstatement premiums and associated commissions. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). UVE management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. UVE management also believes that these non-GAAP financial measures enhance the ability of investors to analyze UVE’s business trends and to understand UVE’s performance. UVE’s management utilizes these non-GAAP financial measures as guides in long-term planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures presented in accordance with GAAP. For more information regarding our key performance indicators, please refer to the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key Performance Indicators” in our forthcoming Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “will,” “plan,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, including those risks and uncertainties described under the heading “Risk Factors” and “Liquidity and Capital Resources” in our 2020 Annual Report on Form 10-K, and supplemented in our subsequent Quarterly Reports on Form 10-Q. Future results could differ materially from those described, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and the most recent quarterly reports on Form 10-Q.

Investor Relations Contact:
Rob Luther, 954-958-1200 ext. 6750
VP, Corporate Development, Strategy & IR
rluther@universalproperty.com

Media Relations Contact:
Andy Brimmer / Mahmoud Siddig, 212-355-4449
Joele Frank, Wilkinson Brimmer Katcher

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except per share data)

	March 31,	December 31,
	2021	2020
ASSETS:
Invested Assets
Fixed maturities, at fair value	$913,131	$819,861
Equity securities, at fair value	91,291	84,887
Assets held for sale	6,855	—
Investment real estate, net	6,027	15,176
Total invested assets	1,017,304	919,924
Cash and cash equivalents	90,829	167,156
Restricted cash and cash equivalents	12,715	12,715
Prepaid reinsurance premiums	100,221	215,723
Reinsurance recoverable	217,625	160,417
Premiums receivable, net	62,488	66,883
Property and equipment, net	53,178	53,572
Deferred policy acquisition costs	111,193	110,614
Goodwill	2,319	2,319
Other assets	49,581	49,418
TOTAL ASSETS	$1,717,453	$1,758,741

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$315,780	$322,465
Unearned premiums	772,843	783,135
Advance premium	73,738	49,562
Reinsurance payable, net	24,527	10,312
Long-term debt	8,088	8,456
Other liabilities	67,812	135,549
Total liabilities	1,262,788	1,309,479
STOCKHOLDERS' EQUITY:
Cumulative convertible preferred stock ($0.01 par value) [4]	—	—
Common stock ($0.01 par value) [5]	469	468
Treasury shares, at cost - 15,695 and 15,680	(225,751)	(225,506)
Additional paid-in capital	104,624	103,445
Accumulated other comprehensive income (loss), net of taxes	(13,567)	3,343
Retained earnings	588,890	567,512
Total stockholders' equity	454,665	449,262
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,717,453	$1,758,741

Notes:
[4] Cumulative convertible preferred stock ($0.01 par value): Authorized - 1,000 shares; Issued - 10 and 10 shares; Outstanding - 10 and 10 shares; Minimum liquidation preference - $9.99 and $9.99 per share.

[5] Common stock ($0.01 par value): Authorized - 55,000 shares; Issued - 46,911 and 46,817 shares; Outstanding 31,216 and 31,137 shares.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands)

	Three Months Ended
	March 31,
	2021	2020
REVENUES
Net premiums earned	$243,305	$220,829
Net investment income	2,986	6,834
Net realized gains/(losses) on investments	542	299
Net change in unrealized gains/(losses) of equity securities	(494)	(8,024)
Commission revenue	9,126	7,015
Policy fees	5,387	5,540
Other revenue	1,905	2,782
Total revenues	262,757	235,275

EXPENSES
Losses and loss adjustment expenses	143,963	135,048
Policy acquisition costs	56,458	46,864
Other operating expenses	25,965	25,727
Interest expense	20	52
Total expenses	226,406	207,691

Income before income tax expense	36,351	27,584
Income tax expense (benefit)	9,943	7,517
NET INCOME	$26,408	$20,067

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
SHARE AND PER SHARE INFORMATION
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Weighted average common shares outstanding - basic	31,208	32,591
Weighted average common shares outstanding - diluted	31,277	32,731
Shares outstanding, end of period	31,216	32,385
Basic earnings (loss) per common share	$0.85	$0.62
Diluted earnings (loss) per common share	$0.84	$0.61
Cash dividend declared per common share	$0.16	$0.16
Book value per share, end of period	$14.56	$15.26
Annualized return on average equity (ROE)	23.2%	16.1%

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION
(in thousands, except for Policies In Force data)

	Three Months Ended
	March 31,
	2021	2020
Premiums
Direct premiums written - Florida	$307,011	$278,511
Direct premiums written - Other States	58,303	56,042
Direct premiums written - Total	$365,314	$334,553
Direct premiums earned	$375,606	$325,951
Net premiums earned	$243,305	$220,829

Underwriting Ratios - Net
Loss and loss adjustment expense ratio	59.2%	61.2%
Policy acquisition cost ratio	23.2%	21.2%
Other operating expense ratio[6]	10.7%	11.7%
General and administrative expense ratio[6]	33.9%	32.9%
Combined ratio	93.1%	94.1%

Other Items
(Favorable)/Unfavorable prior year's reserve development	$(1,237)	$4,341
Points on the loss and loss adjustment expense ratio	(50) bps	197	bps

[6] Expense ratio excludes interest expense.

	As of
	March 31,
	2021	2020
Policies in force
Florida	721,321	677,225
Other States	254,929	233,354
Total	976,250	910,579

Premiums in force
Florida	$1,279,464	$1,104,559
Other States	269,193	235,761
Total	$1,548,657	$1,340,321

Total Insured Value
Florida	$194,421,426	$169,764,009
Other States	110,930,255	95,464,246
Total	$305,351,681	$265,228,255

	Three Months Ended March 31, 2021
	Direct	Loss Ratio	Ceded	Loss Ratio	Net	Loss Ratio
Premiums earned	$375,606		$132,301		$243,305

Loss and loss adjustment expenses:
Core losses	$145,228	38.7%	$28	—%	$145,200	59.7%
Weather events[7]	—	—%	—	—%	—	—%
Prior year’s reserve development	92,070	24.5%	93,307	70.5%	(1,237)	(0.5)%
Total losses and loss adjustment expenses	$237,298	63.2%	$93,335	70.5%	$143,963	59.2%

[7] Includes only current year weather events beyond those expected.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except for per share data)

	Three Months Ended		Guidance
	March 31,		Full Year 2021E
	2021	2020
Income (Loss) Before Income Taxes	$36,351	$27,584
Adjustments:
Reinstatement premium, net of commissions[8]	—	—
Net unrealized (gains)/losses on equity securities	494	8,024
Net realized (gains)/losses on investments	(542)	(299)
Interest Expense	20	52
Total Adjustments	(28)	7,777
Non-GAAP Adjusted Operating Income	$36,323	$35,361

GAAP Diluted EPS	$0.84	$0.61	$ 2.75 - 3.00
Adjustments:
Reinstatement premium, net of commissions[8]	—	—	—
Net unrealized (gains)/losses on equity securities	0.02	0.25	—
Net realized (gains)/losses on investments	(0.02)	(0.01)	—
Total Pre-Tax Adjustments	—	0.24	—
Income Tax on Above Adjustments	—	(0.06)	—
Total Adjustments	—	0.18	—
Non-GAAP Adjusted EPS	$0.84	$0.79	$ 2.75 - 3.00

[8] Includes extraordinary reinstatement premiums not covered by reinstatement premium protection and related commissions.